UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 19, 2015

Abaxis, Inc.
(Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3240 Whipple Road, Union City, CA 94587
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(510) 675-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 19, 2015, Abaxis, Inc. announced its entry into an Asset Purchase Agreement (the “Agreement”) to sell the assets of Abaxis Veterinary Reference Laboratory (“AVRL”) to Antech Diagnostics, Inc., the VCA laboratory division for $21 million in cash. Abaxis will continue to focus on its core product offerings of point-of-care diagnostic instruments and consumables in the medical market and veterinary market. The Agreement is subject to customary closing conditions, and the parties expect to close the transaction on or about March 31, 2015.

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

In connection with the sale of AVRL described above, the Company expects to incur costs of approximately $10.0 to $12.0 million in the fourth quarter of fiscal 2015 related to cash payments for employee-related costs, including costs for severance, contract termination and other associated costs, and a non-cash charge for the impairment of fixed assets and other assets. These costs are expected to partially offset the cash proceeds that the Company will receive in accordance with the terms of the Agreement.

A copy of the Company’s press release announcing the Agreement is attached hereto as Exhibit 99.1.

The foregoing is only a brief description of certain of the terms of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the Agreement that will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ending March 31, 2015.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibit is furnished with this report on Form 8-K:

Exhibit No.	Description

99.1	Press release dated March 19, 2015, entitled “VCA Inc. to Acquire Reference Laboratory Division (AVRL) from Abaxis, Inc.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2015

ABAXIS, INC.

By:	/s/ Alberto R. Santa Ines
Alberto R. Santa Ines
Vice President Finance and
Chief Financial Officer

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